UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 12, 2007

Commission File Number 000-03718

PARK CITY GROUP, INC.
(Exact name of small business issuer as specified in its charter)

Nevada	37-1454128
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3160 Pinebrook Road; Park City, Utah 84098
(Address of principal executive offices)

(435) 645-2000
(Registrant's telephone number)

_____________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On, September 10, 2007, the Registrant appointed John Merrill as Chief Financial Officer and Treasurer.  This position was previously held by William Dunlavy.

The following press release announcing this appointment was published September 13, 2007:

Media Contact:
Jeffrey Scott
Split Rock Communications
(408) 884-4017
jeff@splitrockpr.com

Park City Group Appoints John Merrill as Chief Financial Officer

Park City, Utah – September XX, 2007:  Park City Group, Inc. (OTCBB: PCYG), a leading provider of patented inventory and labor optimization software solutions for retailers, announced today that financial industry veteran Mr. John Merrill has been promoted to Chief Financial Officer.  Mr. Merrill will report to Chairman and Chief Executive Officer Randall K. Fields.

Mr. Merrill will assume responsibilities for all financial reporting, budgeting, forecasting, regulatory, and treasury functions for Park City Group, Inc.  Mr. Merrill will also assume the role of Treasurer for Park City Group, Inc. concurrently to his appointment as Chief Financial Officer.

Mr. Merrill joined Park City Group in 2006 as its’ Director of Finance, Accounting & Administration.  As a direct result of his involvement, PCG has seen an increase in both financial and operational efficiencies in the areas of cost control, financial management, strategic initiatives that have enhanced operational decision-making, and implementation of scaled expansion of both its’ IT and corporate facilities infrastructure.

John Merrill has over 17 years experience in both the public and private sectors of finance and accounting.  Prior to joining Park City Group, he was most recently Chief Financial Officer for Peak Solutions Group a consulting firm focused on providing tactical business solutions for growth oriented small business including valuations, compliance, systems integration and process consulting.  From 1998 to 2003, Mr. Merrill was Regional Controller for Clear Channel Communications, Inc.(NYSE: CCU), a $19 billion publicly traded broadcasting and outdoor advertising company operating 1,200 radio stations in the United States. Prior to joining Clear Channel, Mr. Merrill was the Controller of the Academies Division of IMG, a $2 billion global leader in professional athlete management whose clients included Tiger Woods, Venus Williams, Pete Sampras and Anna Kournikova.  Throughout his career, Mr. Merrill has had significant exposure to various sectors of both sporting goods retail and service industries.  Mr. Merrill began his career with KPMG and holds a Bachelors and a Masters degree in Accounting from the University of South Florida.

"As we continue Park City Group's transformation, we will continue to strengthen our focus on day-to-day operational efficiencies, cost control, cash flow management, marketplace dominance, process control, and future growth opportunities," Mr. Fields said. "I believe this new appointment is the best way to intensify our focus, under the leadership of one of PCG’s most experienced and capable financial executives."  In the past 12 months, Park City Group has increased its personnel resources by more than 25% by adding key employees in data analytics, account management, finance, sales, and product development in the U.S. and India.

About Park City Group
Park City Group, Inc. develops and markets patented computer software that helps its retail customers to increase their sales while reducing their inventory and labor costs: the two largest controllable expenses in the retail industry. The technology has its genesis in the operations of Mrs. Fields Cookies, co-founded by Randy Fields, CEO of Park City Group, Inc. Industry leading customers such as The Home Depot, Victoria’s Secret, Pacific Sunwear of California, Anheuser Busch Entertainment and Tesco Lotus benefit from our software. To find out more about Park City Group (OTCBB: PCYG) visit our website at www.parkcitygroup.com.

Statements in this press release that relate to Park City Group’s future plans, objectives, expectations, performance, events and the like are forward-looking statements. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in economic conditions that may change demand for the Company’s products and services and other factors discussed in the “forward-looking information” section and the “risk factor” section of the management's discussion and analysis included in the Company’s report on Form 10-KSB/A for the year ended June 30, 2006 filed with the Securities and Exchange Commission. This release is comprised of interrelated information that must be interpreted in the context of all of the information provided and care should be exercised not to consider portions of this release out of context. Park City Group uses paid services of investor relations organizations to promote the Company to the investment community. Investments in any company should be considered speculative and prior to acquisition, should be thoroughly researched. Park City Group does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

The following Exhibits are attached hereto:

Exhibit 10.1	Employment Agreement with John Merrill

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 12, 2007	PARK CITY GROUP, INC.

By: /s/ Randall Fields
CEO